Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:  Kevin Kelley (626) 302-1033

Investor Relations Contact: JoAnn Goddard (626) 302-2515

Midwest Generation, LLC, Completes Refinancing

ROSEMEAD, Calif., April 27, 2004 — Midwest Generation, LLC, a subsidiary of Edison Mission Energy, announced today the completion of the refinancing of its indebtedness and the related termination of the lease of its Collins Station facility.  The refinancing consists of $700 million of first priority secured institutional term loans due in 2011 and the issuance of $1 billion aggregate principal amount of its second priority senior secured notes.  These notes, issued through a private offering, carry an interest rate of 8.75% and are due in 2034, although holders may require Midwest Generation to repurchase these notes on May 1, 2014 and on each one year anniversary thereafter at 100% of their principal amount, plus accrued and unpaid interest.

Midwest Generation used the proceeds of the financings to refinance $693 million of indebtedness (plus accrued interest) guaranteed by it and owed by its direct parent, Edison Mission Midwest Holdings Co., which was due in December of this year, and to make termination payments under the Collins Station lease in the amount of approximately $970 million.  Midwest Generation also entered into a new $200 million working capital facility that replaced a prior facility. This new working capital facility will share the first lien priority with the term loans.

The term loans, working capital facility and senior notes are secured by, among other things, liens on substantially all of the coal-fired generating plants owned by Midwest Generation.

The secured institutional term loans were placed in the institutional term loan market.  The notes were sold pursuant to Rule 144A and Regulation S under the Securities Act of 1993, as amended (the “Securities Act”), and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.  This press release shall not constitute an offer to sell or a solicitation of any offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act.

This press release includes forward-looking statements.  Midwest Generation has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this press release and its assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside Midwest Generation’s control.  Midwest Generation has no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This press release should be read in conjunction with Midwest Generation’s 2003 Annual Report on Form 10-K and Current Reports on Form 8-K filed this calendar year.

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